AMENDMENT TO

INDEMNIFICATION AGREEMENT

BY AND AMONG

CNL FUND ADVISORS COMPANY,

CB RICHARD ELLIS GLOBAL REAL ESTATE SECURITIES, LLC AND

THE CNL FUNDS

This Amendment (the “Amendment”) to the Indemnification Agreement by and among CNL Fund Advisors Company (“CNL”), CB Richard Ellis Global Real Estate Securities, LLC (“CBRE”) and The CNL Funds (the “Trust”), dated August 24, 2007 (the “Agreement”), is entered into as of October 22, 2007. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, CNL, CBRE and the Trust entered into the Agreement to set forth each party’s responsibilities with respect to indemnification for certain errors or omissions in the Trust’s offering documents; and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

    1. The following is added as new Section 9 of the Agreement:

No trustee of the Trust or shareholder of the Trust or the CNL Global Real Estate Fund shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

    2. Other Terms. Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Amendment.

CNL Fund Advisors Company		The CNL Funds.
By:	/s/ J. Grayson Sanders	By:	/s/ Paul S. Saint-Pierre
Name:	J. Grayson Sanders	Name:	Paul S. Saint-Pierre
Title:	President	Title:	Treasurer

CB Richard Ellis Global Real Estate
By:	/s/ W. Stevens Carroll
Name:	W. Stevens Carroll
Title:	Managing Director

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